                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           First Alliance Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

--------------------------------------------------------------------------------
1)   Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
5)   Total fee paid:

     [_] Fee paid previously with preliminary materials:


--------------------------------------------------------------------------------
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

FIRST ALLIANCE
CORPORATION
--------------------------------------------------------------------------------
                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                      To be Held Monday, December 18, 2000

                                   10:00 a.m.


TO OUR STOCKHOLDERS:


         The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of First Alliance Corporation, a Delaware corporation (the "Corporation") will be held at the Corporation's corporate headquarters at 17305 Von Karman Avenue, Irvine, California on Monday, December 18, 2000, at 10:00 a.m. local time, for the following purposes:

1. To elect one director of the Corporation to hold office for a three year term expiring at the 2003 Annual Meeting of stockholders or until his respective successor is elected and qualified;

2. To ratify the appointment of Hein + Associates LLP as the independent accountants for the Corporation for the year ending December 31, 2000; and

3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

         The foregoing items of business, including the nominee for director, are more fully described in the Proxy Statement, which is attached and made part of this Notice.

         The Board of Directors has fixed the close of business on November 3, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponements thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 17305 Von Karman Avenue, Irvine, California.


                                       By Order of the Board of Directors

                                       /s/ Susan E. Linder

                                       Susan E. Linder, Secretary

Irvine, California
November 3, 2000

                             YOUR VOTE IS IMPORTANT


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      [This page intentionally left blank]

                           FIRST ALLIANCE CORPORATION
                             17305 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92614

                                   ----------

                                 PROXY STATEMENT
                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 18, 2000



GENERAL

         This Proxy Statement and accompanying Proxy Card are being furnished to the stockholders in connection with the solicitation by the Board of Directors (the "Board") of First Alliance Corporation, a Delaware corporation (together with its subsidiaries, the "Corporation"), of proxies in the enclosed form to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 18, 2000 and at any and all postponements or adjournments thereof.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use and exercise by written notice to the Secretary of the Corporation (Susan Linder) or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of such stockholder. If no specific instructions are given or the proxy is not returned to the Corporation, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice attached hereto.

         The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

         This Proxy Statement, the enclosed Proxy Card, the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, and the Corporation's Form 10-Q for the second quarter of 2000 were first mailed to stockholders entitled to vote at the Annual Meeting on or about November 15, 2000.

VOTING RIGHTS

         Only stockholders of record at the close of business on November 3, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date the Corporation had outstanding approximately 17,864,788 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), each such share being entitled to one vote held of record by approximately 800 stockholders. Figures set forth in this proxy statement for Class A Common Stock have been adjusted by subtracting therefrom shares held by the Corporation as treasury stock as of the date with respect to which such figures are provided. For information regarding holders of more than 5% of the outstanding common stock, see "Beneficial Ownership."

         The Annual Meeting will be held if a quorum is present. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, a plurality vote of the shares of the Class A Common Stock of the Corporation present in person or by proxy at the meeting and entitled to vote is required for the election of directors under Proposal 1, and for ratification of the appointment of Hein + Associates, LLP as the designated independent accountants under Proposal 2. Abstentions are considered shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares as to which a broker or nominee does not have discretionary voting authority will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

         As of November 3, 2000, the Record Date, Brian Chisick, Chairman of the Board and Chief Executive Officer and a director of the Corporation, and his spouse, Sarah Chisick, a director of the Corporation, (collectively, the "Chisicks") are the beneficial owners of 14,870,709 outstanding shares of Class A Common Stock, constituting approximately 82% of the outstanding voting power of the Corporation. Pursuant to information included in Schedule 13(d) (Amendment No. 4) filed on October 17, 2000 by the Chisicks: the above shares include 2,222,600 shares (the "Escrow Shares") held in escrow pending (i) the evaluation by the Corporation of the opportunity of the Corporation to purchase such stock, and (ii) the review of the transaction by the U. S. Bankruptcy Court. The Schedule 13(d) states that the Escrow Shares will not be voted by the Chisicks pending the resolution by the U.S. Bankruptcy Court of certain matters related to the Corporation's opportunity to purchase the Escrow Shares. See Beneficial Ownership of Common Stock on page 25.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Corporation's transfer agent, American Stock Transfer and Trust Company, which will act as Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote.

         The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR election of the nominee named below, and FOR ratification of the appointment of the designated independent accountants.

         The Corporation will pay the cost of this solicitation, which will be made primarily by mail. Proxies may also be solicited in person, or by telephone, facsimile or similar means, by directors, officers or employees of the Corporation without additional compensation. Original solicitation of proxies by mail may be supplemented by additional mailings, telephone, telegram or personal solicitation by directors, officers or employees of the Corporation or its representatives. No additional compensation will be paid for any such services.


                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting, the stockholders will elect one director to serve until the 2003 Annual Meeting or until his respective successor is elected and qualified. The nominee is currently serving as a director of the Corporation.

INFORMATION CONCERNING THE NOMINEE AND CURRENT DIRECTORS

         The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes. Each class is comprised of approximately one third of the current Board of Directors. The term of each director is three years. Each class of director stands for election for staggered terms of three years. The total number of directors comprising the Corporation's Board of Directors is currently set pursuant to the Corporation's bylaws at eight. Of this number, three members of the Board of Directors have terms expiring in December 2000 (two seats vacant) and one is a nominee for election at the 2000 Annual Meeting of Stockholders. The Corporation does not intend to fill the vacant seats at the Annual Meeting. Of the aforementioned members, two have terms expiring at the 2001 Annual Meeting of Stockholders and three have terms expiring at the 2002 Annual Meeting of Stockholders.

         Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the nominee named below as a director of the Corporation to hold office until the 2003 Annual Meeting of Stockholders and until his respective successor is elected and qualified. The nominee has indicated a willingness to be named as such and to serve as a director if elected. The Board of Directors expects the nominee named below to be available for election. Should the nominee not be a candidate at the time of the Annual Meeting, the enclosed Proxy will be voted in favor of such substitute nominee(s) (if any) as shall be designated by the proxies named in the enclosed Proxy, or the number of directors may be reduced by the Board of Directors in accordance with the Bylaws of the Corporation. As of this date, the Board has no reason to believe that the person named below will be unable or unwilling to serve as a nominee or as a director if elected. The nominee has been recommended by the Board of Directors for a three-year term expiring at the 2003 Annual Meeting of Stockholders.

         Certain information concerning the nominee including his age as of November 3, 2000, is set forth below and based, in part, on information furnished by the nominee.

NOMINEE(S) FOR DIRECTOR(S) FOR THREE-YEAR TERMS EXPIRING IN 2003



                                                   PRINCIPAL OCCUPATIONS AND
      NOMINEE                 AGE                       DIRECTORSHIPS
--------------------------------------------------------------------------------

Francisco Nebot               43                President, Chief Financial
                                                Officer and Member of the Board
                                                (SINCE JULY 1998)

                                                Member: Stock Incentive
                                                Committee (SINCE APRIL 1999)

                       BACKGROUND OF NOMINEE FOR DIRECTOR

FRANCISCO NEBOT

         Mr. Nebot has been a Director of the Board since July 1998 and was appointed President and Chief Financial Officer of the Corporation as of February 2, 2000. From July 1998 until his appointment as President, Mr. Nebot served as Executive Vice President and Chief Financial Officer of the Corporation and also serves on the Stock Incentive Committee since April 1999. Mr. Nebot served as Vice President of Finance and Chief Accounting Officer for AMRESCO Residential Credit Corporation from September 1995 to July 1998. Mr. Nebot held the position of Senior Vice President and Chief Financial Officer at ITT Residential Servicing Corporation/Federal Bank from January 1994 to September 1995. From January 1986 to January 1994, he served as Executive Vice President and Chief Financial Officer for Shearson Lehman Mortgage Corporation. Mr. Nebot holds a Bachelor's degree in Business Administration, with an emphasis in finance and accounting, from the University of Barcelona, Spain.



                           RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE LISTED ABOVE.

                                 PROPOSAL NO. 2


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS




         On June 22, 2000, the United States Bankruptcy Court, at the request of management, the Board of Directors and the Audit Committee of the Corporation, approved the engagement of Hein + Associates LLP as the Corporation's independent accountants for the fiscal year ending December 31, 2000. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting, in person or by proxy, management will review its future selection of accountants.

         A representative of Hein + Associates LLP is expected to be at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.



                           RECOMMENDATION OF THE BOARD


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF HEIN + ASSOCIATES LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

DIRECTORS AND EXECUTIVE OFFICERS

         The following is a list of the current executive officers and directors and the nominee for election to the Board of Directors of the Corporation.

           NAME                          POSITION(S) WITH THE CORPORATION              CLASS (1)
-------------------------------   ---------------------------------------------------  ----------
Brian Chisick (2) (3)             Chairman of the Board, Chief Executive Officer,          II
                                  and Director

Sarah Chisick                     Director                                                 II

Merrill Butler (3) (4)            Director                                                 III

Donald H. Kasle (2) (3) (4)       Director                                                 III

Daniel K. Stevenson (3) (4)       Director                                                 III

Francisco Nebot (2)               President, Chief Financial Officer and                    I
                                  Director, NOMINEE FOR REELECTION

Jerry Hager                       Vice President and General Counsel

Faez Kaabi                        Vice President and Controller

----------
(1)      Class I term expires 2000 Annual Meeting of Stockholders
         Class II term expires 2001 Annual Meeting of Stockholders Class III term expires 2002 Annual Meeting of Stockholders
(2)      Member of the Stock Incentive Committee
(3)      Member of the Compensation Committee
(4)      Member of the Audit Committee

                             BACKGROUND OF DIRECTORS

       The age, present position with the Corporation, and principal occupation during the past five years of each Director and executive officer named above is set forth below, except Mr. Nebot, for whom such information is provided above under "Nominee for Director for Three-Year Term Expiring in 2003."

BRIAN CHISICK                 Director since 1996                         Age 61

         Mr. Chisick has been Chairman of the Board and Chief Executive Officer of the Corporation and its subsidiaries since February 2000. From June 1996 to February 2000 Mr. Chisick served as Chairman, Chief Executive Officer and President of the Corporation and its subsidiaries. From 1971 to June 1996 he served as Chairman of the Board, Chief Executive Officer and President of First Alliance Mortgage Company, a subsidiary of First Alliance Corporation. Mr. Chisick also serves on the Compensation and Stock Incentive Committees. He is a past Vice President of the Mortgage Bankers Institute, a statewide trade association of over 120 mortgage brokers. Mr. Chisick also served as a member of the legislative committee of the Mortgage Brokers Institute. Mr. Chisick has held a real estate broker's license since 1971.


SARAH CHISICK                 Director since 1996                         Age 59

         Mrs. Chisick has been a director of the Corporation since its formation in 1996. From 1971 to November 1999 Mrs. Chisick was a Vice President of First Alliance Mortgage Company. Her duties have in the past included projects in the loan servicing, foreclosure, marketing and investment departments. Mrs. Chisick is not active in the business operations of the Corporation. Mrs. Chisick is married to Mr. Brian Chisick.

MERRILL BUTLER                Director since 1996                         Age 75

         Mr. Butler has been a director of the Board of the Corporation since its formation in 1996, and has served on the Compensation Committee since 1996 and the Audit Committee since 1999. Since 1983 Mr. Butler has served as President of Merrill Butler, Inc., a corporation formed to consult with savings and loan associations on real estate matters and which engages in small residential construction projects. During 1995 Mr. Butler also served on the Volunteer Executive Team organized to advise Orange County, California after the County had declared bankruptcy. Mr. Butler was also a co-creator of the Butler Popejoy Group, a general partnership that from 1992 to 1994 capitalized home-builders with equity funds to develop entry level housing projects. Mr. Butler is a past director of numerous organizations, including the Federal National Mortgage Association (Fannie Mae), Financial Corporation of America, American Savings and Loan, The Commodore Corporation, Far Western Bank, National Association of Home Builders, and the Building Industry Association of Southern California.

DONALD H. KASLE               Director since 1999                         Age 56

         Mr. Kasle has been a director of the Corporation since May 1999, serves on the Stock Incentive Committee as its Chairman and also serves on the Audit and Compensation Committees. Mr. Kasle is currently Managing Partner and Chief Executive Officer of Alldas Partners, LLC, an investment banking and consulting company. He has over 32 years experience in executive management, commercial lending and capital formation. He is also Chairman of QOMLINQ, as well as serving on the Boards of Directors of Commercial Capital Bancorp & Commercial Capital Bank of Irvine, California, and ColumbusNewport of Arlington, Virginia. Mr. Kasle co-founded the merchant banking firm, Newport Capital Partners, the predecessor company of ColumbusNewport. Formerly Mr. Kasle was the President and Chief Executive Officer of Western Financial Bank, a $3.5 billion institution located in Irvine, California. Prior to being at Western Financial, he was Chairman and CEO of Bank One, Dayton (Ohio), a $3.5 billion affiliate of Banc One Corporation. During Mr. Kasle's nine-year tenure, Bank One, Dayton, achieved record earnings every year and was named the top large bank affiliate within Banc One Corporation three years in a row. Mr. Kasle was the founding Chairman of the Institute of Certified Bankers of the American Bankers Association and past Chairman of the Board of the Stonier Graduate of Banking. In 1993, Stonier honored him with its Distinguished Alumni Award. He was also a former board member of America's Community Bankers and previously taught Banking/Commercial Lending at 10 national banking schools. He has served on the boards of numerous charitable and philanthropic organizations, including the Miami University
(Ohio) Board of Trustees and Chairman of the Miami University School of Business Administration Advisory Council. Mr. Kasle is a graduate of Miami University
(Ohio) and the Stonier Graduate School of Banking at Rutgers University.

DANIEL K. STEVENSON           Director since 1999                         Age 67

         Mr. Stevenson has been a director of the Corporation since April 1999, serves on the Audit Committee as its Chairman, and on the Compensation Committee. Mr. Stevenson is Chairman of Management Action Programs, Inc., whose principal activities consist of conducting personal growth and effectiveness programs for chief executive officers and managers as well as productivity and profit improvement programs for companies ("MAP"). Since joining MAP in 1977, Mr. Stevenson has served in various other capacities, including President, Chief Executive Officer and Senior Consultant. Prior to his employment at MAP, Mr. Stevenson was President of Noland Paper Company and National Sales Manager for Nationwide Papers, Inc. of Chicago, Illinois.

JERRY HAGER                   Officer since 1999                          Age 43

         Mr. Hager has been Vice President and General Counsel of the Corporation since June 1999. From 1994 to June 1999, Mr. Hager served as Senior Counsel at the law offices of Buchalter, Nemer, Fields & Younger in Los Angeles, California. From 1989 to 1994, Mr. Hager served as Senior Counsel at the law offices of Smith & Smith in Los Angeles, California. Mr. Hager received his Juris Doctor in 1982 from Pepperdine University School of Law, Malibu, California, and holds a Bachelor's degree in Political Science with a Minor in Geography from California State University, Northridge, California. Mr. Hager is an Adjunct Professor of Law, Pepperdine University School of Law, Malibu, California, and is a member of the American Bar Association, Consumer Financial Services Subcommittee, The Orange County Bar Association, Financial Lawyers Conference, the Bankruptcy Forum, Aircraft Owners & Pilots Association, and Experimental Aircraft Association.

FAEZ KAABI                    Officer since 1998                          Age 32

         Mr. Kaabi has been Vice President and Controller for the Corporation since October 1998. Since 1996, Mr. Kaabi has held various managerial positions with the Corporation's operating company, First Alliance Mortgage Company. Prior to joining First Alliance Mortgage Company, Mr. Kaabi was employed by Deloitte & Touche LLP as a senior auditor. In 1990, Mr. Kaabi received his Bachelor's degree in Accounting from California State University, Fullerton, California. He received his C.P.A. in 1993.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         During the fiscal year ended December 31, 1999 (the "Last Fiscal Year"), the Board of Directors (the "Board") held four meetings and acted by consent six times. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and of the committees, if any, upon which such director served.

         The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Stock Incentive Committee.

         The Board has created and delegated certain authority to its Audit Committee, Compensation Committee and Stock Incentive Committee. The Corporation does not have a Nominating Committee.

         The committees of the Board and the number of meetings held by each such committee during 1999 were:
                                                              NUMBER OF MEETINGS
                  COMMITTEE NAME                               HELD DURING 1999
                  --------------                               ----------------

                  Audit Committee                                    Four
                  Compensation Committee                             Four
                  Stock Incentive Committee                          Four

AUDIT COMMITTEE

         The Audit Committee consists of five directors (two seats vacant) of which three are independent, non-employee directors of the Corporation.

         The Audit Committee members are:

                            Daniel K. Stevenson, Chairman
                            Merrill Butler
                            Donald H. Kasle
                            Daniel L. Perl (RESIGNED AS OF SEPTEMBER 25, 2000) Jeffrey Smith (RESIGNED AS OF MAY 31, 2000)

         The Audit Committee, among other things, reviews with management, the Corporation's independent public accountants, and its internal auditors upon completion of each audit, the annual financial statements of the Corporation, the independent accountants report thereon and the other relevant financial information to be included in the Corporation's Annual Report on Form 10-K and its Annual Report to stockholders, and reports to and makes recommendations to the Board concerning the engagement of independent accountants, monitors and reviews the quality and activities of the Corporation's audit function, monitors the adequacy of the Corporation's internal operating controls, and reviews the significant accounting policies of the Corporation.

         The Audit Committee adopted its Charter on October 21, 1996. A copy of the Audit Committee Charter is set forth in APPENDIX A to the Proxy Statement. The Audit Committee is satisfied that it met its responsibilities during 1999 in compliance with its Charter.

         The Audit Committee conferred with the Corporation's auditors for the year ended 1999, Deloitte & Touche LLP, at its January 2000 meeting and reviewed the new requirements for Audit Committees adopted by the Securities and Exchange Commission (the"SEC") effective December 14, 1999. The Corporation must satisfy such requirements by June 14, 2001. The Audit Committee and the Board of the Corporation support the Audit Committee's compliance with the new committee structure and membership requirements set by the SEC.

COMPENSATION COMMITTEE

         The Compensation Committee consists of five directors (one seat vacant), three of which are independent, non-employee directors of the Corporation. The Compensation Committee members are:

                            Merrill Butler, Chairman
                            Brian Chisick
                            Donald H. Kasle
                            Jeffrey Smith (RESIGNED AS OF MAY 31, 2000)
                            Daniel K. Stevenson

         The Compensation Committee, among other things, reviews salaries, benefits and other compensation, excluding stock based compensation of directors, officers and other employees of the Corporation, and makes recommendations to the Board with respect to the foregoing.

STOCK INCENTIVE COMMITTEE

         The Stock Incentive Committee consists of four directors (one seat vacant), one of which is an independent, non-employee director of the Corporation. The Stock Incentive Committee members are:

                            Donald H. Kasle, Chairman
                            Brian Chisick
                            Francisco Nebot
                            Jeffrey Smith (RESIGNED AS OF MAY 31, 2000)

         The Stock Incentive Committee is authorized to issue stock based compensation grants under the Corporation's 1996 Stock Incentive Plan.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

         Set forth in the Summary Compensation Table below is certain compensation information concerning the annual and long-term compensation for services in all capacities for the Corporation during 1999 and the preceding two fiscal years of those persons who were, as of December 31, 1999, (i) the Chief Executive Officer (ii) each executive officer, and (iii) officers otherwise among the four most highly compensated (the "Named Officers"), other than the Chief Executive Officer. Executive Officers are those officers considered Corporate Officers of the Corporation. Share amounts have been adjusted to reflect the October 31, 1997 three-for-two stock dividend.


                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                                       ----------------------------- ----------------------
                                                                                      SECURITIES UNDERLYING
                                                        SALARY (1)      BONUS (1)          OPTIONS (2)
       NAME AND PRINCIPAL POSITION           YEAR          ($)            ($)                 (#)
------------------------------------------------------ ------------- --------------- ----------------------
Brian Chisick                                1999        395,000              --            200,000
   CHAIRMAN AND CHIEF EXECUTIVE OFFICER      1998        395,000              --            154,085
                                             1997        395,000              --                 --

Francisco Nebot (3)                          1999        236,666         150,000            110,000
   PRESIDENT AND CHIEF FINANCIAL OFFICER     1998         90,128         120,000             77,042
                                             1997             --              --                 --

Jeffrey W. Smith (4)                         1999        240,000         100,000            143,662
   EXECUTIVE VICE PRESIDENT AND CHIEF        1998        240,000         120,000             38,527
   OPERATING OFFICER                         1997        240,000       1,150,000              9,677

Jerry Hager (5)                              1999         73,157          50,000             30,000
   VICE PRESIDENT, GENERAL COUNSEL           1998             --              --                 --
                                             1997             --              --                 --

Faez Kaabi (6)                               1999        109,330          15,000             29,768
  VICE PRESIDENT, CONTROLLER                 1998         78,900          17,500              3,944
                                             1997             --              --                 --

Mark Chisick (7)                             1999        105,000              --                 --
   PRESIDENT, COAST SECURITY MORTGAGE,       1998             --              --                 --
   INC.                                      1997             --              --                 --

Edwin C. Summers (8)                         1999             --              --                 --
   VICE PRESIDENT, GENERAL COUNSEL AND       1998        101,397              --                 --
   SECRETARY                                 1997        173,162          47,687              2,108

----------
(1) Amounts shown include amounts earned but deferred at the election of executive officers under the Corporation's 401(k) Plan (the "401(k) Plan"), a qualified defined contribution plan under Section 401(k) of the Code. The cost of perquisites is not disclosed for any executive officer named in the table because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached.
(2)      Includes grants made under the Corporation's 1996 Stock Incentive Plan.
(3)      Beginning in February 2000, Mr. Nebot began serving as President.
(4) Due to the Corporation's voluntary filing for relief under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mr. Smith's employment was terminated on May 31, 2000.
(5)      Mr. Hager was employed by the Corporation in June, 1999.
(6) Mr. Kaabi was appointed Vice President and Controller of the Corporation in October, 1998.
(7) Due to the Corporation's voluntary filing for relief under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mark Chisick's employment was terminated on March 27, 2000. Mark Chisick is the son of Brian Chisick, Chairman and Chief Executive Officer of the Corporation.
(8) Mr. Summers resigned his position as of June 30, 1998. His successor, Ms. Wendy P. Rianda, was employed from September 1998 to April 1999.

STOCK OPTION GRANTS IN 1999

         The following table is a summary of all stock options granted to the named Executive Officers during 1999. Individual grants are listed separately for each named officer. In addition, this table shows the potential gain that could be realized if the fair market value of the Corporation's stock were to appreciate at either a 5% or 10% annual rate over the period of the option term.

                            NUMBER OF        PERCENT OF                                     POTENTIAL REALIZABLE
                            SECURITIES      TOTAL OPTIONS    PER SHARE                        VALUE AT ASSUMED
                            UNDERLYING       GRANTED TO       EXERCISE                         ANNUAL RATES OF
                             OPTIONS        EMPLOYEES IN      OR BASE       EXPIRATION         STOCK PRICE (2)
          NAME             GRANTED (1)       FISCAL YEAR       PRICE           DATE              5%          10%
                               (#)               (%)            ($)                             ($)          ($)
---------------------------------------------------------------------------------------------------------------------

Brian Chisick                100,000            7.70           3.6250        04/26/09           227,974      577,732
                             100,000            7.70           2.5000        12/02/09           147,043      382,225

Francisco Nebot               50,000            3.85           3.6250        04/26/09           113,987      288,866
                              60,000            4.62           2.5000        12/02/09            88,226      229,335

Jeffrey W. Smith (3)         103,662            7.98           3.6250        04/26/09           236,323      598,888
                              40,000            3.08           2.5000        12/02/09            58,817      152,890

Jerry Hager                   10,000            0.77           3.3910        06/06/09            21,320       54,034
                              20,000            1.54           2.5000        12/02/09            29,409       76,445

Faez Kaabi                     3,768            0.29           3.6250        04/26/09             8,590       21,769
                              20,000            1.54           3.2813        05/23/09            41,271      104,589
                               6,000            0.46           2.5000        12/02/09             8,823       22,933

(1) All Options vest incrementally beginning six months from the date of grant in 25% increments in each year thereafter. No stock appreciation rights have been granted.
(2) This chart assumes a market price for the Corporation's Class A Common Stock, in the NASDAQ markets as of December 31, 1999, to determine the "potential realizable value" of the shares underlying the options described in this chart, as reduced by any lower exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities. The Corporation's Class A Common Stock has a very limited trading history. These values are not intended to forecast the possible future appreciation, if any, price or value of the Corporation's Class A Common Stock.
(3) Due to the Corporation's voluntary filing for relief under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mr. Smith's employment was terminated on May 31, 2000.

         The total number of options outstanding (vested and unvested) as of December 31, 1999 for the named individuals as a group and for all employees as a group represents approximately 4.9% and 10%, respectively, of the Corporation's outstanding Class A Common Stock as of that date.

AGGREGATED OPTION EXERCISES IN 1999; OPTIONS OUTSTANDING AND VALUES AT DECEMBER 31, 1999

         The following table shows options that were exercised during 1999 and the number of shares and the value of grants outstanding as of December 31, 1999 for each named Officer.

         Share amounts in the table below have been adjusted to reflect the October 31, 1997 three-for-two stock dividend.

                                                        NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                         UNDERLYING OPTIONS                IN THE MONEY OPTIONS
                           SHARES                       AT DECEMBER 31, 1999             AT DECEMBER 31, 1999 (1)
                          ACQUIRED      VALUE       ---------------------------   -------------------------------------
         NAME           ON EXERCISE  REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE ($)   UNEXERCISABLE ($)
--------------------------------------------------------------------------------- -------------------------------------
Brian Chisick               --            --          88,521         265,564             --                --

Francisco Nebot             --            --          31,760         155,282             --                --

Jeffrey W. Smith (2)        --            --          105,130        169,236             --                --

Jerry Hager                 --            --           2,500         27,500              --                --

Faez Kaabi                  --            --           9,358         28,122              --                --

----------
(1) The value of unexercised options is based on the average of the high and low prices of Class A Common Stock on December 31, 1999 ($1.875), less the exercise price of the option multiplied by the number of options outstanding.
(2) Due to the Corporation's voluntary filing for relief under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mr. Smith's employment was terminated on May 31, 2000.

COMPENSATION OF DIRECTORS

         The non-employee directors of the Corporation or its subsidiaries receive an annual retainer fee of $15,000 and a fee of $1,000 for each Board meeting attended and are reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors' meetings or Committee meetings. A meeting fee of $500 is paid to non-employee directors for telephonic meetings of 30 minutes or less. Committee chairs also receive an annual retainer of $1,500. Directors who are employees of the Corporation or its subsidiaries do not receive fees for their services as directors.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE CORPORATION'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Committee has furnished the following report on executive compensation.

         The Compensation Committee (the "Committee"), composed of a total of five directors (one seat vacant), three of whom are non-employee directors, makes recommendations to the Board of Directors (the "Board") regarding the administration of compensation for Executive Officers (the "Executives") and the terms and conditions of their employment.

OVERALL POLICY

         The Committee and the Board believe that the Corporation's executive compensation program should be designed to be linked closely to the Executive's success in meeting specified performance goals and to appreciation in the Corporation's stock price thereby creating value for stockholders. The overall objectives are to retain the best executive talent, to motivate these executives to achieve goals that will advance the Corporation's business strategies, to link executive and stockholder interests through equity based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.

         For 1999 the Committee conducted a review of the compensation of each of the Corporation's executive officers, taking into account the detailed performance reviews and recommendations of Mr. Chisick (except with respect to Mr. Chisick's own performance). The Compensation Committee did not determine it necessary to, and did not attempt to, specifically analyze compensation levels at companies included in the index under the caption "Performance Graph."

         The key elements of the Corporation's executive compensation program consist of a base salary and an annual bonus including stock options. The Committee's policies with respect to these elements, including the basis for the compensation paid and awarded to Mr. Chisick, the Corporation's Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Corporation to the individual. In the case of Mr. Chisick, such compensation and benefits are specified in an employment contract entered into between said individual and the Corporation prior to the formation of the Committee. See "Brian Chisick Agreement" on page 19.

BASE SALARIES

         In reviewing base salaries for new executive officers, the Committee will evaluate the responsibilities of the position to be held and the experience of the individual, and will also refer to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

         Annual salary adjustments are not usually part of the Corporation's executive compensation program, consistent with the Corporation's historical practice of rewarding superior performance through annual bonus incentives.

         With respect to Mr. Chisick's base salary in 1999, while in the Committee's view a meaningful increase in Mr. Chisick's base salary was warranted and would have been consistent with the Corporation's approach to annual salary adjustments for other executive officers, Mr. Chisick declined to accept any increase. Accordingly, no increase was made in Mr. Chisick's base salary for 1999.

ANNUAL BONUS; STOCK OPTIONS

         The Corporation's executive officers, other than Messrs. Chisick, Nebot and Smith, are eligible for an annual bonus under the Corporation's Incentive Bonus Plan. Stock Option Committee members are not eligible to participate in the Stock Incentive Plan except for grants that are approved by a majority of the disinterested members of the Compensation Committee. Bonuses under the Corporation's Incentive Stock Option Plan generally consist of equal amounts paid in cash and stock option grants, and is based principally upon achievement of individual and corporate performance objectives established at the beginning of each year, as determined by Mr. Chisick and approved by the Committee. The total amount of the bonus award can range from zero to 100% of base salary and, in the case of extraordinary achievement, up to 200% of the executive's base salary.

         Individual objectives generally relate to achieving targeted goals in the areas of growth in sales, reduction in costs and improved operating efficiencies for operating units. Non-operating executives' objectives are more closely related to identification and realization of opportunities for reducing costs and increasing productivity for staff functions, and in adding to stockholder value through improved liquidity of the Corporation's stock and greater recognition of its worth. Each of the specified performance measures is weighed according to the executive's responsibilities for achieving them, and progress toward the goals of each is assessed by Mr. Chisick and reported to and considered by the Committee.

         Consistent with the Corporation's compensation plan for all employees, the Corporation grants to its executive officers stock options with an aggregate exercise price equal to a recipient's annual cash bonus. Options become exercisable in four annual installments commencing six months from the date of the grant, and have a term of ten years. This approach is designed to promote the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. The number of options is determined by dividing the amount of the award by the fair market value of the Corporation's Class A Common Stock on the date of the award. The fair market value of this stock is calculated as the arithmetic average of the high and low prices at which it traded on the date of the award. The product of the option exercise price and the number of shares with respect to which options are granted is thus equal to the amount of the total annual cash bonus award.

         The Committee determined, based upon Mr. Chisick's decision to decline any cash bonus payment, to award him an option to purchase 100,000 shares of the Corporation's Class A Common Stock at an exercise price of $2.50 per share. The exercise price is equal to 100% of the fair market value of such stock on December 3, 1999, the date of the grant, calculated according to the procedure described above.

CONCLUSION

         Through the program described above, the Committee believes that these policies and programs are competitive and result in a significant portion of the Corporation's executive compensation being linked directly to individual and Corporation performance. In 1999, approximately 21.4% of the Corporation's compensation of the executives listed on page 12 consisted of cash bonus awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There are currently no "interlocks" (within the meaning of the Securities and Exchange Commission's Proxy rules) with respect to any member of the Committee during 1999. "Interlocks" means that it was not the case that an executive officer of the Corporation served as a director or member of the Compensation Committee of another entity and as executive officer of the other entity served as a director or member of the Compensation Committee of the Corporation. Mr. Chisick, a member of the Compensation Committee, is also the Chairman and Chief Executive Officer of the Corporation, and has certain relationships requiring disclosure under Item 404 of Regulation S-K, each of which is described under "Certain Transactions."

                                     Compensation Committee:

                                     Merrill Butler, Chairman
                                     Brian Chisick
                                     Donald H. Kasle
                                     Jeffrey Smith (RESIGNED MAY 31, 2000)
                                     Daniel K. Stevenson

PERFORMANCE GRAPH

         The following five-year graph compares the Corporation's cumulative stockholder return on its Class A Common Stock with the cumulative total return, assuming reinvestment of dividends, of the NASDAQ - Total U.S. Index, the SNL Specialty Lender Index, and the SNL Home Equity Lenders Index since July 26, 1996, the date on which trading in the Corporation's Class A Common Stock began following its registration under Section 12 of the Exchange Act. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                     [Total Return Performance graph here]


*Assumes $100 invested on July 26, 1996. The chart reflects the October 31, 1997 three-for-two stock dividend.

                                                                 PERIOD ENDING
                                     ----------------------------------------------------------------------
INDEX                                      7/26/96      12/31/96      12/31/97      12/31/98      12/31/99
-----------------------------------------------------------------------------------------------------------
First Alliance Corporation                  100.00        177.95        162.14         33.09         16.54
NASDAQ - Total US                           100.00        119.36        146.30        206.15        372.43
SNL Specialty Lender Index                  100.00        125.27        176.81        221.65        219.60
SNL Home Equity Lenders Index               100.00        110.03         68.53         16.25          8.03

Note: The Corporation used the SNL Specialty Lender Index for the comparison used in the Total Return Performance graph and also included the SNL Home Equity Lenders Index, as this index provides a more accurate comparison of the performance of the Corporation's other peers in the industry.

                              EMPLOYMENT AGREEMENTS

         BRIAN CHISICK AGREEMENT. The Corporation entered into an employment agreement with Mr. Chisick dated July 1, 1996 providing for an initial term of three years, subject to automatic three-year renewal unless either party provides notice of an intention not to renew. Provided under this Agreement, Mr. Chisick was to receive an annual salary of $495,000, subject to annual increases (but not decreases) and bonuses as may be determined by the Board of Directors, as well as certain other benefits including medical, insurance, death and disability benefits, use of an automobile and reimbursement of employment related expenses. Mr. Chisick received an annual salary in 1999 of $395,000.

         FRANCISCO NEBOT AGREEMENT. The Corporation has entered into an employment agreement with Mr. Nebot dated July 7, 1998 providing for an indefinite employment term. The Corporation or Mr. Nebot may terminate the employment agreement at any time. Under this Employment Agreement, Mr. Nebot will receive an annual salary of at least $200,000 per annum, subject to annual increases (but not decreases) and bonuses, as determined by the Board of Directors, as well as certain other benefits including medical insurance, death and disability benefits, use of an automobile and reimbursement of employment-related expenses. Pursuant to the employment agreement, Mr. Nebot was granted on July 7, 1998, options to purchase 50,000 shares of Class A Common Stock under the Corporation's 1996 Stock Incentive Plan. In the event of a change of control, a merger, acquisition or outright sale of the Corporation, per amendment dated September 8, 1999, the Corporation will compensate Mr. Nebot in an amount as determined as of the time of the merger, acquisition, outright sale or transfer of all of the assets of the Corporation or any of its subsidiaries and Mr. Nebot will be eligible for severance benefits as further described in the employment agreement.

         JEFFREY SMITH AGREEMENT. First Alliance Mortgage Company, a wholly owned subsidiary of the Corporation, entered into an employment agreement with Mr. Smith providing for an indefinite employment term which began on December 3, 1986. The Corporation or Mr. Smith may terminate his employment at any time. Per the amended agreement between the Corporation and Mr. Smith dated September 8, 1999, in the event of a change of control, a merger, acquisition or outright sale of the Corporation, the Corporation agrees to compensate Mr. Smith in an amount as determined as of the time of the merger, acquisition, outright sale or transfer of all of the assets of the Corporation or any of its subsidiaries. Due to the Corporation's filing under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mr. Smith's employment was terminated on May 31, 2000.

         MARK CHISICK AGREEMENT. Coast Security Mortgage, Inc., a wholly owned subsidiary of the Corporation, entered into an employment agreement with Mr. Chisick providing for an indefinite employment term which began on July 2, 1999. Mark Chisick and Brian Chisick are related (i.e., Mark Chisick is the son of Brian Chisick). The Corporation or Mr. Chisick may terminate his employment at any time. Under this Employment Agreement, Mr. Chisick will receive an annual salary of at least $210,000 per annum, subject to annual increases (but not decreases) and bonuses as further described in the employment agreement, as well as certain other benefits including medical insurance, death and disability benefits, use of an automobile and reimbursement of employment-related expenses. Due to the Corporation filing under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mark Chisick's employment was terminated on March 27, 2000.

                              CERTAIN TRANSACTIONS

         ACQUISITION OF COAST SECURITY MORTGAGE, INC. In July 1999 the Corporation acquired Coast Security Mortgage, Inc. ("Coast"), a retail mortgage company that originated approximately $100,000,000 of sub-prime first mortgages in each of the last two years. Under the terms of the purchase agreement, the Corporation paid $4 million for Coast. The purchase was finalized subject to customary indemnification, monetary holdbacks and an independent third party evaluation regarding pricing and terms of the transaction. Prior to the acquisition, Coast was owned by, among others, Mark Chisick and Brad Chisick, each of whom are sons of Brian Chisick, Chairman and Chief Executive Officer of the Corporation.

         PAYMENT OF UNITED KINGDOM SECURED TERM LOAN FACILITY WITH HAVERSTOCK, L.P., A CALIFORNIA LIMITED PARTNERSHIP. In 1998, First Alliance Mortgage Company, a wholly owned subsidiary of the Corporation, entered into a (pound)39 million secured term loan facility with Haverstock, L.P., a California Limited Partnership ("Haverstock"). Haverstock is owned by Brian and Sarah Chisick, the majority stockholders of the Corporation. The debt under the Haverstock facility was secured by mortgages held for investment (which were generated by the Corporation's affiliate, First Alliance Mortgage Company, which made loans in the United Kingdom), bore a fixed interest rate of 8.5%, and matured as the underlying pledged mortgages were liquidated. In July 1999, First Alliance Mortgage Company sold the portfolio of its United Kingdom loans. The sale of the portfolio allowed First Alliance Mortgage Company to completely exit its United Kingdom operations. The proceeds of the sale were used to repay the secured term loan facility.

         EXTENSION OF WAREHOUSE FINANCING FACILITY AGREEMENT WITH LEHMAN COMMERCIAL PAPER, INC., AND GRANT OF WARRANT. In October 1999, the Corporation extended its $150 million warehouse financing facility due to expire in December 1999 to December 2000. As partial consideration for this facility, the Corporation agreed to grant Lehman Commercial Paper, Inc., (the "Warehouse Lender"), stock warrants to purchase an aggregate of 4.9% of the outstanding shares of the Corporation's Class A Common Stock with an effective date of January 15, 2000. This warehouse financing facility is secured by loans originated or purchased by the Corporation, and bears interest at a rate ranging between 1.25% to 1.75% over one-month United States ("US") dollar denominated London Interbank Offered Rate. Additionally, in December 1999, the Corporation amended the effective date of the stock warrants granted the Warehouse Lender in 1998, which represents the option to purchase 1% of the outstanding shares of the Corporation's Class A Common Stock. The effective date was changed from February 15, 1999 to January 15, 2001.

         BANKRUPTCY. On March 23, 2000, the Corporation, along with several of its subsidiaries, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Filing") in the United States Bankruptcy Court for the Central District of California. The Bankruptcy Filing is expected to facilitate the reorganization, marketing and sale and/or liquidation of the Corporation's remaining business and assets. The Corporation has closed all of its loan origination operations, including its branches, and laid off over 350 employees throughout the United States. The affected offices were located in California, New York, New Jersey, Illinois, Arizona, Colorado, Maryland, Oregon, Utah and Washington.

         The Corporation's filing is expected to facilitate the reorganization and sale of the Corporation's remaining business and assets and operation of those assets pending any such sale. As of the date of the Corporation's voluntary bankruptcy petition, the United States Bankruptcy Court for the Central District of California assumed jurisdiction and control over the assets of the Corporation. As a debtor in possession, the Corporation is authorized to operate its business, subject to the supervision of the Bankruptcy Court.

         No assurance can be given that the Corporation will remain a debtor-in-possession and that a trustee will not be appointed to operate the Corporation's business. In addition, although the Corporation has begun the process of formulating a plan of reorganization/liquidation to be submitted eventually to the Bankruptcy Court, no assurance can be given that the Bankruptcy Court will confirm the Corporation's plan of reorganization/liquidation.

         The fact that the Corporation filed a voluntary bankruptcy petition may affect the Corporation's ability to maintain certain present business arrangements and may also affect the Corporation's ability to successfully negotiate future business arrangements. Among the relationships that may be materially affected by the Corporation's commencement of a bankruptcy case is the Corporation's relationship with its warehouse financing facility lender and the Corporation's relationships with other suppliers of goods and services vital to the Corporation's financing and business operations.

         DEFAULTS. Parties to several of the Corporation's agreements, including the Corporation's pooling and servicing agreements and warehouse financing facility agreement contend the Corporation is in default thereunder for, among other reasons, the Corporation's Bankruptcy Filing. The Corporation contends that such agreements are not in default, pursuant to, among other things, 11 USC ss.365(b)(2).

         AFFINITY REAL ESTATE SECURED CREDIT CARD AGREEMENT WITH FIDELITY FEDERAL BANK. In February 1997, the Corporation entered into an affinity real estate secured credit card agreement (the "Agreement") with Fidelity Federal Bank, a Federal Savings Bank ("Fidelity"). Under the terms of this agreement, Fidelity would fund the affinity credit card balance and would pay the Corporation for its solicitation services, customer services and collection efforts. In June 1999, Fidelity notified the Corporation of its intent to terminate the program by February 24, 2000. The Corporation disputed the terms of the obligation to purchase the outstanding balance of the credit cards, and the parties sought arbitration of the dispute. In addition, on February 25, 2000, the Corporation received written notification that the servicing agreements would terminate on August 23, 2000 in accordance with the notice requirements of the Agreement. Consequently, on September 30, 2000 the Corporation transferred the credit card servicing to Fidelity.

         RESIGNATION OF ACCOUNTANTS. On April 5, 2000, Deloitte & Touche LLP ("Deloitte") resigned as the Corporation's independent auditors. The audit report of Deloitte on the financial statements for the two years ended December 31, 1999 and 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. Also, for the two years ended December 31, 1999 and 1998 and the subsequent interim period preceding such resignation, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

         DELISTING FROM NASDAQ. The NASDAQ-Amex Market Group, a NASD Company, delisted the Corporation's common stock from the NASDAQ National Market as of the opening of business on April 20, 2000 due to (i) the uncertainty regarding the timing of effectiveness for a plan of bankruptcy reorganization; (ii) the uncertainty regarding the specific terms of the planned bankruptcy reorganization; (iii) the Corporation's failure to satisfy NASDAQ's continued listing requirements; (iv) concerns regarding the residual equity interest of the existing listed securities holders; and (v) the Corporation's March 23, 2000 filing under Chapter 11 of the U.S. Bankruptcy Code and associated public interest concepts set forth under Marketplace rules 4450(f) and 4430(a)(3). The Corporation has reinstated trading of its stock on pink sheets. The Corporation currently has 17,864,788 outstanding shares of common stock.

         TERMINATION OF EMPLOYMENT. Due to the Corporation's voluntary filing for relief under Chapter 11 of the U. S. Bankruptcy Code in the United States Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and closure of all of its retail branches and origination centers, effective May 31, 2000 the Corporation terminated the employment of Jeffrey Smith, Executive Vice President and Chief Operating Officer Subsequently, the Board of Directors accepted Mr. Smith's resignation from the Board effective the same date.

         APPOINTMENT OF INDEPENDENT ACCOUNTANTS. On June 22, 2000, the U. S. Bankruptcy Court, at the request of management, the Board of Directors and the Audit Committee of the Corporation approved the engagement of Hein + Associates LLP as the Corporation's principal independent public accountants for the fiscal year ending December 31, 2000.

         SALE OF SERVICING RIGHTS PORTFOLIO AND OTHER ASSETS. On July 14, 2000 the Corporation received authorization from the United States Bankruptcy Court for the sale of its approximately $714 million servicing rights portfolio and agreed to a price of $7.9 million. In addition, the Corporation was reimbursed for servicing advances, totaling approximately $3.2 million. Proceeds from such sale are subject to certain holdback provisions totaling approximately $5.7 million. This transaction allowed the Corporation to enter into a "Consent Agreement" with the trustees and bond insurers, whereby the Corporation will be deemed to have satisfied the events of default under the Corporation's pooling and servicing agreements triggered as a result of the Bankruptcy Filing, subject to monetary holdbacks provisions contained in the agreement. The Corporation's ability to recover any portion of the holdback is partially contingent on the outcome of the Corporation's liquidating plan of reorganization and claims asserted in connection therewith. This transaction provides the Corporation the ability to completely exit the business of loan servicing for others, except with respect to the Corporation's servicing of its wholly owned loans. The Corporation does not expect the sale transaction itself to have a material adverse effect on the Corporation's Consolidated Statement of Net Assets. The Corporation's source of future loan servicing revenues has significantly diminished as a result of this sale.

         BUSINESS RELATIONSHIP WITH MANAGEMENT ACTIONS PROGRAMS, INC. Mr. Stevenson is Chairman of the Board of M.A.P. and has served as a director of the Corporation since April 1999. Since May 1981 First Alliance Mortgage Company, a California corporation ("FAMCO"), has maintained a business consulting relationship with Management Action Programs, Inc. In 1999 M.A.P. received approximately $57,870 for consulting services provided to First Alliance Mortgage Company.

         BUSINESS RELATIONSHIP WITH FINANCIAL SERVICES FOR COLUMBUSNEWPORT. Mr. Kasle has served as a director of the Corporation since May, 1999. Since late 1999 Financial Services for ColumbusNewport ("Financial Services") provides FAMCO with consulting services. As of March 1, 2000 Financial Services received approximately $110,400 for services rendered. In 1998 Mr. Kasle Co-Founded Newport Capital Partners and served as President of Financial Services of its successor company, ColumbusNewport.

         BUSINESS RELATIONSHIP WITH MJB ASSOCIATES, INC. The Corporation's corporate headquarters are located at 17305 Von Karman Avenue, Irvine, California 92614-6203 where the Corporation leases approximately 40,000 square feet from MJB Associates, Inc., a California Limited Partnership ("MJB"). MJB is owned by Brian and Sarah Chisick, the majority stockholders of the Corporation. The lease expires on January 31, 2003, and the Corporation has an option to renew the lease for five years. In 1999 MJB received from the Corporation rental income of approximately $507,477.

         SERVICING OF CERTAIN LOANS. In 1999, the Corporation serviced mortgage loans for certain related parties pursuant to written agreements entered into prior to the Initial Public Offering in 1996 (the "IPO"), under which no servicing fees are charged. All such agreements entered into since the IPO provide for servicing fees consistent with the servicing fees charged to third parties for such services. At December 31, 1999, the outstanding balances of such loans serviced on behalf of Brian Chisick, Brad Chisick, Mark Chisick and Jamie Chisick were $1,848,178, $255,540, $55,017 and $60,356 respectively. Brad,
Mark and Jamie Chisick are the sons of Brian and Sarah Chisick.

         The Corporation's bylaws require that all transactions between it, on the one hand, and the immediate family of Brian Chisick, or their affiliates, on the other hand, must be approved by a majority of the independent directors of the Corporation.

         AMENDMENT TO THE CORPORATION'S BYLAWS. In February 2000 the Board of Directors determined that it was in the best interests of the Corporation and its stockholders to amend and re-state the bylaws to provide for an increase in the number of directors from seven to eight. As of March 1, 2000 the total number of directors comprising the Corporation's Board of Directors is set pursuant to the Corporation's Bylaws at eight. On March 1, 2000 Daniel L. Perl agreed to serve as a director until his term expires at the Annual Stockholders meeting in 2000. Mr. Perl resigned as a member of the Board of Directors of the Corporation effective September 25, 2000.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         Whenever in this proxy statement information is presented as to "beneficial ownership," please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; he or she may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Sections 13 or 16 of the Securities Exchange Act of 1934 (the "Act"), as amended, the "beneficial owner" of the shares shown herein.

         The following table sets forth certain information regarding beneficial ownership of the Corporation's Class A Common Stock as of November 3, 2000 (the "Record Date"), by (i) each person known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of the Corporation's Class A Common Stock, (ii) each director of the Corporation, and (iii) all directors and officers named in the SUMMARY COMPENSATION TABLE on page 12 (the "Named Officers"). Share amounts set forth below reflect the October 31, 1997 three-for-two stock dividend, and percentage calculations are based upon outstanding shares net of shares held by the Corporation as treasury stock.

                                                     BENEFICIAL OWNERSHIP OF
                                                      CLASS A COMMON STOCK
                                                --------------------------------
                                                                   PERCENT OF
                                                                     CLASS A
                                                  NUMBER OF       COMMON STOCK
        NAME OF BENEFICIAL                        SHARES (1)       OUTSTANDING
         OWNER OR GROUP                              (#)               (%)
----------------------------------------------- --------------   ---------------

Brian and Sarah Chisick Trust,                   14,870,709(2)        82.4
   DIRECTORS

Francisco Nebot, DIRECTOR, PRESIDENT,                80,521(4)            (3)
   AND CHIEF FINANCIAL OFFICER

Jeffrey W. Smith, DIRECTOR, EXECUTIVE                     0(5)
   VICE PRESIDENT AND CHIEF OPERATING
   OFFICER

Merrill Butler, DIRECTOR                             56,250(6)            (3)

Donald H. Kasle, DIRECTOR                            35,000(7)            (3)

Daniel L. Perl, DIRECTOR                             18,750(6,8)          (3)

Daniel K. Stevenson, DIRECTOR                        25,000(6)            (3)

Jerry Hager, VICE PRESIDENT AND GENERAL              10,000(6)            (3)
    COUNSEL

Faez Kaabi, VICE PRESIDENT AND                       19,391(9)            (3)
    CONTROLLER

Mark Chisick, PRESIDENT, COAST SECURITY                   0(11)           (3)
    MORTGAGE, INC.

Edwin C. Summers                                          0(10)           (3)
    VICE PRESIDENT, GENERAL COUNSEL AND
    SECRETARY

All Directors, Executive Officers and Named
Officers as a Group
   (10 PERSONS)                                  15,115,621(12)       82.7

----------

(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person's shares of Class A Common stock that can be acquired by such person within 60 days from November 1, 2000 upon the exercise of options and warrants are deemed outstanding. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from November 1, 2000 have been exercised.
(2) Pursuant to information included in Schedule 13(d) (Amendment No. 4) filed on October 17, 2000 by Brian and Sarah Chisick: includes 177,042 shares with respect to which options are exercisable within 60 days from November 1, 2000 and includes 12,383,200 shares held by the Brian and Sarah Chisick Revocable Trust U/A 3-7-79, of which the Chisicks are the trustees; includes 2,222,600 shares (the "Escrow Shares") held in escrow pending (i) the evaluation by the Corporation of the opportunity of the Corporation to purchase such stock and (ii) the review of the transaction by the U. S. Bankruptcy Court. The Schedule 13(d) states that the Escrow Shares will not be voted by the Chisicks pending the resolution by the U.S. Bankruptcy Court of certain matters related to the Corporation's opportunity to purchase the Escrow Shares. Also includes a total of 24,867 shares held by grantor trusts established for the benefit of four of the Chisicks grandchildren, of which trusts Mr. Chisick is the sole trustee.
(3)      Less than 1%.
(4) Includes 78,521shares with respect to which options are exercisable within 60 days from November 1, 2000.
(5) Due to the Corporation's filing under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers, Mr. Jeffrey Smith's employment was terminated on May 31, 2000.
(6) Represents shares with respect to which options are exercisable within 60 days from November 1, 2000.
(7) Includes 25,000 shares with respect to which options are exercisable within 60 days from November 1, 2000.
(8) Mr. Perl resigned as a member of the Board of Directors effective September 25, 2000.
(9) Includes 18,841 shares with respect to which options are exercisable within 60 days from November 1, 2000.
(10)     Mr. Summers resigned his position as of June 30, 1998.
(11) Mark Chisick's employment was terminated on March 27, 2000 as a result of the Corporation filing under Chapter 11 of the U. S. Bankruptcy Court in the Central District of California, discontinuance of new loan originations, and the closure of all the Corporation's retail branches and origination centers.
(12) Includes 409,404 shares with respect to which all Directors, Executive Officers and Named Officers as a group hold options exercisable within 60 days from November 1, 2000.

         On July 12, 2000 the Corporation terminated its 401(k) Plan as a result of the Corporation's Bankruptcy filing. Before the termination of such Plan, the Corporation's 401(k) Plan owned a total of 51,649 shares of the Corporation's Class A Common Stock on December 31, 1999. Although the Corporation was the Administrator of the 401(k) Plan, the 401(k) Plan was established and administered to achieve the purposes for which it was created for the exclusive benefit of its participants, and employees participating in the 401(k) Plan were entitled to vote all shares allocated to their accounts. Accordingly, the 401(k) Plan did not constitute a "group" within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended.

                                     GENERAL

OTHER BUSINESS

         The Board does not know of any other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

INDEPENDENT ACCOUNTANTS

         On June 22, 2000, the United States Bankruptcy Court, at the request of management, the Board of Directors and the Audit Committee of the Corporation, approved the engagement of Hein + Associates LLP to serve as the Corporation's independent auditors for the 2000 fiscal year.

SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail, telephone or telegraph, or personally by directors, officers and regular employees of the Corporation and its subsidiaries, none of whom will receive any special compensation for such services which will be performed in addition to their regular duties. The Corporation will reimburse persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any eligible stockholder (as defined below) of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 2001 proxy solicitation material must set forth such proposal in writing and such proposal must be received by the Secretary of the Corporation at 17305 Von Karman Avenue, Irvine, CA 92614 (Attention: Susan Linder, Secretary) on or before January 31, 2001. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 2001 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $2,000 in market value of securities entitled to be voted on the proposal at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held. If the Corporation is not notified of a stockholder proposal within the time period described above, then the proxies held by management of the Corporation provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Each director, officer and other designated employee of the Corporation who is subject to Section 16 of the Act, and each other person who beneficially owns more than 10% of the Common Stock (collectively the "Reporting Person"), is required to report to the SEC by a specified date his or her ownership of and transactions in the Class A Common Stock. Reporting Persons are required to provide copies of such reports to the Corporation. Based on the Corporation's review of the copies of such forms and amendments it has received and written representations from certain Reporting Persons, with the exception of certain transactions that were not timely filed by the Chisicks pursuant to Section 16, but otherwise reported under Section 13 of the Act, the Corporation believes that all such forms were filed on a timely basis during 1999.

ANNUAL REPORT

         The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 without the exhibits thereto and the second quarter Form 10-Q dated June 30, 2000, has been mailed to stockholders of record at or about the close of business on November 15, 2000. The Corporation will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 upon the written request of any beneficial owner of the Corporation's securities as of the Record Date for the Annual Meeting and reimbursement of the Corporation's reasonable expenses. Such request should be addressed to Susan Linder, Secretary, First Alliance Corporation, 17305 Von Karman Avenue, Irvine, California 92614.

         The Board knows of no other business that will be presented at the 2000 Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable in their judgment.


ALL STOCKHOLDERS ARE URGED TO COMPLETE, MARK, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                           By Order of the Board of Directors


                                           /s/  Susan Linder, Secretary
                                           ------------------------------------

Dated:  November 3, 2000
Irvine, California

                                   APPENDIX A

                           FIRST ALLIANCE CORPORATION

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER
                                     -------

Purpose
-------

The Audit Committee shall with respect to this Corporation and its affiliates and consolidated subsidiaries (collectively, the "Company") operate independently of Company management, shall report regularly to the Board and shall also, among other things:

o Make recommendations to the Board regarding the engagement of independent public accountants, including the review and approval of the scope of services and the annual audit plan;

o Monitor and review the quality and activities of the Company's internal audit function and review and approve the scope of and annual audit plans for such function;

o        Monitor the adequacy of the Company's operating and internal controls;

o        Review the significant accounting policies of the Company; and

o        Review the Company's compliance with laws and regulations.

Members
-------

o Number: minimum of three directors, three of whom shall be independent directors.

Term
----

Committee members shall be appointed by the Board of Directors each year at the Board meeting immediately following the Annual Stockholders Meeting and shall serve at the pleasure of the Board until their resignation or removal.

Meetings
--------

Subject to the bylaws of the corporation, frequency and content as determined by the Chairman of the Committee.

Quorum
------

Two members, including the Committee Chairman

                                      PROXY


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                        FOR USE AT THE ANNUAL MEETING ON

                          MONDAY, DECEMBER 18, 2000 AT

                    17305 VON KARMAN AVENUE, IRVINE, CA 92614

The undersigned hereby appoints Merrill Butler, Brian Chisick, Sarah Chisick, Donald Kasle, Daniel Stevenson or each or any of them with full power of substitution, as attorneys and proxies for the undersigned to act and vote at the Annual Meeting of Stockholders of First Alliance Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting to be held December 18, 2000, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

The proxy agents present and acting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all of the powers conferred by this Proxy. Discretionary authority is confirmed by this Proxy with respect to certain matters as described in the Proxy Statement.

1.       Proposal 1: Election of Directors
         ----------

         NOMINEES: Francisco Nebot

2.       Proposal 2: Ratification of Appointment of Independent Accountants.
         ----------

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES.
-------------------------------------------------------------

IF NO OTHER CHOICE IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEE(S) AND APPROVAL OF RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.
                                                                 +-------------+
                                                                 | SEE REVERSE |
                                                                 |     SIDE    |
                                                                 +-------------+


                   (continued and to be signed on other side)

[X] PLEASE MARK YOUR
    VOTES AS IN THIS EXAMPLE

     A VOTE FOR THE NOMINEE(S) IS/ARE RECOMMENDED BY THE BOARD OF DIRECTORS

                                                   FOR          WITHHELD

1.   Election of Directors                       +----+          +----+
     (page 5)                                    |    |          |    |
                                                 +----+          +----+


A VOTE FOR PROPOSAL NO. 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS

2. Ratification of Appointment of Independent Accountants
   (page 7)                              FOR           AGAINST       ABSTAIN
                                        +----+         +----+         +----+
                                        |    |         |    |         |    |
                                        +----+         +----+         +----+


IMPORTANT - PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE TO: FIRST ALLIANCE CORPORATION, C/O AMERICAN STOCK TRANSFER AND TRUST, ATTN: STEVEN KALTBAUM, 3RD FLOOR, 6201 15TH AVENUE, BROOKLYN, NY 11219. THANK YOU.

BY SIGNING THIS PROXY, YOU HEREBY ACKNOWLEDGE RECEIPT OF THE CORPORATION'S 1999 ANNUAL REPORT TO STOCKHOLDERS, FORM 10-Q FOR THE SECOND QUARTER 2000, NOTICE OF THE CORPORATION'S 2000 ANNUAL MEETING OF STOCKHOLDERS, AND THE CORPORATION'S PROXY STATEMENT DATED NOVEMBER 3, 2000.



Signature(s) of Stockholder(s) _______________________________Date _______, 2000
         NOTE: If acting as attorney, executor, trustee, or in an other representative capacity, please sign name exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.